Registration Nos. 333-113180, 333-105072, and 333-27469

Filed pursuant to Rule 424(b)(3)

COMMON STOCK

(Par Value $1.00 Per Share)

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STICKER TO REOFFER PROSPECTUS

TEMPLE-INLAND INC. 1997 STOCK OPTION PLAN

TEMPLE-INLAND INC. 2001 STOCK INCENTIVE PLAN

TEMPLE-INLAND INC. 2003 STOCK INCENTIVE PLAN

(COLLECTIVELY, THE "PLANS")

This sticker serves to supplement the Reoffer Prospectus dated March 1, 2004, to provide information with respect to Selling Stockholders.

Mr. Grant F. Adamson owns 6,000 shares of Common Stock, all of which were acquired pursuant to the exercise of options granted pursuant to the Plans. Mr. Adamson is eligible to sell pursuant to this Reoffer Prospectus all of such shares. Mr. Adamson is the Chief Governance Officer of the Company and is currently the beneficial owner of 59,351 shares of Common Stock, including 47,204 shares issuable upon the exercise of options that are exercisable within 60 days. After completion of the offering, Mr. Adamson will own 53,351 shares of Common Stock, which is less than one percent of the issued and outstanding shares of Common Stock.

This sticker is part of the Reoffer Prospectus and must accompany the Reoffer Prospectus to satisfy prospectus delivery requirements under the Securities Act of 1933, as amended.

The date of this sticker is July 27, 2009.